EXHIBIT 23.5

David Pawliuk
Nanoose Geoservices
Nanoose Bay
British Columbia
Telephone: (250) 468-7826

CONSENT of AUTHOR

To: United States Securities and Exchange Commission (the “SEC”)

I, David Pawliuk, do hereby consent to the filing, with the regulatory authorities referred to above, of the technical report entitled “A Resource Estimate of Hushamu Copper-Deposit for Lumina Copper Corp. (formerly First Trimark Ventures Inc). and CRS Copper Resources Corp. being filed. (the “Technical Report”) and to the written disclosures of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure of Lumina Copper Corp. (formerly First Trimark Ventures Inc). and CRS Copper Resources Corp being filed with the SEC.

I also certify that I have read the written disclosure being filed and do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure of Lumina Copper Corp. (formerly First Trimark Ventures Inc). and CRS Copper Resources Corp. contains any misrepresentation of the information contained in the Technical Report.

Dated this 15th day of May, 2003.

/s/ D. Pawliuk

D. Pawliuk